UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2007

CanAm Uranium Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	522259 (Commission File Number)	None (IRS Employer Identification No.)

1255 West Pender Street
Vancouver, British Columbia
Canada V6E 2M4
(Address of principal executive offices) (Zip Code)

(206) 274-7598
(Registrant’s telephone number, including area code)

CanAm Uranium Corp.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 6, 2007, Roger Connors resigned as a member of the Board of Directors of CanAm Uranium Corp. (the “Company”). Mr. Connors has no disputes or disagreements with the Company. Concurrent with Mr. Connors’s departure, the Board of Directors appointed Dr. Michael Hitch as a director of the Company.

Dr. Hitch, age 44, brings over 20 years of experience to the Company. Dr. Hitch most recently acted as the COO and Managing Director of Golden China Management (GCM) - consulting to TSX-V listed Golden China Resources Corp. Prior to joining GCM, he held positions as mining analyst for Clarus Securities Inc and Octagon Capital Corporation, and served as Vice President of Corporate Development for Ivanhoe Mines Ltd. He also held positions with Anglogold Ashanti, Echo Bay Mines Ltd, and Teck Cominco. Dr. Hitch holds a Master’s degree in Geology and a Ph.D. in Environmental and Resource Studies. Dr Hitch is also Assistant Professor of Mining Engineering at the Norman B. Keevil Institute of Mining Engineering at the University of British Columbia. His area of specialization is Mine Management, Resource Utilization, and Sustainable Mine Feasibility particularly where Aboriginal communities are involved.

Item 8.01 Other Events

On February 1, 2007, the Company entered into a Loan Agreement with Confederated Capital Corporation, pursuant to which the Company agreed to borrow an aggregate of $100,000, which sum is due on or before April 2, 2007. Upon repayment of the $100,000, the Company is also obligated to deliver an additional $10,000 and 30,000 shares of common stock of the Company. Also, on February 1, 2007, the Company entered into a Loan Agreement with 728081 Ltd., a British Columbia Corporation, pursuant to which the Company agreed to borrow an aggregate of $200,000, which sum is due on or before April 2, 2007. Upon repayment of the $200,000, the Company is obligated to deliver an additional $20,000.

Item 9.01. Financial Statements and Exhibits

Exhibits

No.	Description
99.1	Form of letter dated February 22, 2007, from Roger Connors to CanAm Uranium Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CanAm Uranium Corp. (Registrant)

Date: March 13, 2007	By:	/s/ Ryan Gibson

Name: Ryan Gibson Title: President

INDEX TO EXHIBIT

No.	Description
99.1	Form of letter dated February 22, 2007, from Roger Connors to CanAm Uranium Corp.